Exhibit 10.8

OPTION AGREEMENT

THIS AGREEMENT made the 30th day of January, 2002

BETWEEN

WESTLAND CAPITAL INC.
(Hereinafter called “Westland”)

OF THE FIRST PART

and

PAUL C. MCLEAN, FRANK P. TAGLIAMONTE "IN TRUST" and ESTATE OF PIERRE G. LACOMBE
(Hereinafter called “McLean, Tagliamonte and Lacombe”)

OF THE SECOND PART

WHEREAS Westland and McLean, Tagliamonte and Lacombe entered into an Option Agreement dated the 12th day of September, 2001 with respect to leased mining claims in the Township of Maria, in the Province of Ontario, further described in the Schedule “A” attached, the “Property”).

And WHEREAS the parties of the first and second parts wish this as the formal agreement incorporation all of the terms and conditions herein. If the parties agree that this accurately describes our agreement, please execute where indicated.

1.	OPTIONOR’S WARRANTIES AND REPRESENTATIONS:

        The Optionor represents and warrants to “Westland” that:

•	it will hold at time of Closing, as defined below a 100% registered beneficial and undivided interest in the Property, free of all encumbrances.
•	it has no knowledge of the Property that, if it were known to “Westland” would cause “Westland” not to enter into this Agreement.
•	the Property is in good standing with all relevant municipal, provincial and federal authorities; and
•	it is empowered to enter into this Agreement.

2.	“WESTLAND”WARRANTIES AND REPRESENTATIONS:

•	"Westland" warranties and represents to the Optionor that:
•	it is empowered to enter into this Agreement
•	it is duly incorporated and validly exists under the laws of Ontario and it lawfully registered to hold mineral claims and real property in the province of Ontario.
•	this agreement will be registered with the proper provincial authorities.

3.	CLOSING

Closing to take place within 21 days of the Optionor providing proof of clear titles. And proof of consent of the Ministry of Northern Development of Mines, Ontario, to transfer of the Property to “Westland”.

4.	PAYMENTS BY “WESTLAND” TO THE OPTIONOR:

Cash

a: $3,000.00 non-refundable payment paid September 21st, 2001 b: $47,000 payment on closing

5.	ROYALTY

a:	$20,00 per ton of graphite carbon concentrate produced, payable as outlined in Paragraph 6, below.

b.	2.5% Net Smelter Return payable on any other minerals derived from the Property (See Schedule “B”, attached)

6.	ADVANCE ROYALTY

An advance royalty of $27,000.00 per annum will be paid to the Optionor semi-annually (the “Advance Royalty”), the first payment being due March 12, 2002 and subsequent payments at 6 month intervals thereafter during the currency of this agreement. The “Advance Royalty” payments are non-refundable by the Optionor. if any Royalty payment is due, it must be added to the “Advance Royalty” payments as follows:

a: To the “Advance Royalty” of $13,500.00, add an amount represented by “n” but only where “n” is a positive number, according to the following formula: n+(x plus Royalty Account Balance), where “x” represents the royalty owning for the 6 month period preceding the payment date. The Royalty Account Balance is calculated from time to time by adding all the Advance Royalty and Royalty Payment, less all of the Royalties due.

For example, see Schedule “C”

7.	DEFAULT AND TERMINATION

If at any time after Closing and during the currency of this “Option Agreement” “Westland” fails to make any payment required or meet its obligations under the Agreement, the Optionor shall gave “Westland” written notice of default describing the default and “Westland” shall have 30 days in receipt of such notice to:

a.	Cure the default.

b.	And if “Westland”, has not, within 30 days following delivery of such Notice of Default, cured such default by appropriate payment, and if “Westland” fails to comply with the provisions of paragraphs 5 and 6 the Optionor may terminate this agreement and the Property shall be transferred back to the original Optionor as originally received, and any cists incurred to transfer back the Property will be at “Westland’s” expense.

should “Westland” fail to respond to the notice outlined herein, the Property shall be deemed abandoned on the 3st day following delivery of the notice, and any Royalty then owning shall become due and payable forthwith and the provisions of Paragraph 9 will then apply.

8.	ABANDONMENT

“Westland” may abandon the Property and terminate this Agreement at any time after Closing, but must provide 60 days advance notice of Abandonment to the Optionor. In the event of abandonment “Westland” must pay to the Optionor any Royalty owing as of the notice date, payable within thirty days of the notice date. The Optionor will be provided with a complete up-to-date set of all engineering, milling, mining, and marketing data at time of abandonment.

9.	PROPERTY REHABILITATION

In the event of abandonment, “Westland” agrees that it is entirely responsible for restoring the Property to the state required by all applicable government ministries regulations.

10.	DISPUTE RESOLUTION AND ARBITRATION

In the event that any disagreement arises between the parties with reference to this Agreement with respect to the accounting of royalties and any other matter arising hereunder and upon which parties cannot agree, then every such disagreement shall be referred to arbitration pursuant to the provisions of the Arbitration Act of Ontario and in accordance with the provisions of this section. The decision of the arbitrator(s) shall be final, binding and without appeal. However, any dispute will not have the effect of halting or otherwise hindering “Westland” operations while the issue is being resolved.

11.	FURTHER GRANTS AND AGREEMENTS BY THE OPTIONOR

a.	Grant to “Westland” the right to assign all of its rights under this Agreement to a subsidiary, affiliate, related party or public company without the Optionor’s consent and to any other third party with the written consent of the Optionor, such consent not to be unreasonable withheld. Any transaction covering this Option Agreement must include a covenant that any purchaser or partner or affiliate will perform all of the obligations of “Westland”.

b.	Grant to “Westland” exclusive right to enter onto the Property for the purposes of exploration and sampling prior to Closing.

c.	Will convey to “Westland” title to the property at Closing, and agree that “Westland” is entitled to quiet possession of the property thereafter.

d.	Agree to provide “Westland” original documents and/or copies of all engineering, geological, or other activity reports which the may have in their possession, as well as any other information which “Westland” may request from time to time about the history of the Property, if the Optionor has access to such information, and

e.	Agree and acknowledge that they enter upon the Property at their own risk during the currency of this Agreement, and indemnify “Westland” against claims for damages of any nature or kind arising from their activities on the Property.

12.	FURTHER GRANTS AND AGREEMENTS BY “WESTLAND”

a.	Grants to the Optionor access to the property at reasonable times, and the right to have a representative examine and be provided with current copies on a semi annual basis, of all relevant production and/or shipping records which substantiate the Royalty due.

b.	Agrees and saves harmless the Optionor against claims for damages of any nature or kind arising from its exploration and production activities on the Property from the date of this Agreement, during the currency of this Agreement.

c.	Agrees to conduct its exploration and production activities in a good and workmanship like manner, to keep the Property in good standing, including payment of all property taxes, and to ensure that its activities at the site are in substantial compliance with all applicable government regulations.

d.	Grants the Optionor the right to assign their interest with the Consent of “Westland”, such consent not to be unreasonably withheld; and

e.	acknowledges and agrees that during the currency of this Agreement, there is a Rea of Interest covering the are of one claim unit, as a claim unit is defined under the Mining Act of Ontario, around the perimeter of the Property, and that any property acquired by “Westland” within the Area of Interest during the currency of this Agreement will be subject to the terms and conditions of this Agreement.

f.	“Westland” shall take out and maintain with respect to the Property general liability insurance against personal and bodily injury, including death, and “Property” damage for $2,000,000.00 per person per occurrence; to be increased to $5,000,000.00 once work on the Property is commenced. “Westland” will provide Optionor with a copy of said policy.

g.	“Westland and “McLean, Tagliamonte and Lacombe” hereby covenant and agree that the “Property” is being assumed on an as-is, where-is basis with respect to environmental issues and that there are no representations or warranties given to “Westland”. Further “Westland” specifically covenants and agrees to indemnify “McLean, Tagliamonte, and Lacombe” from all actions, suits, losses and damages and expenses in respect of any environmental issues be they past, present or future arising out of the said “Property”.

13.	NOTICES

Any notices to be given to “Westland” are to be addressed to the following, sent via registered mail prepaid or prepaid courier, and shall be deemed delivered on the fifth business day following the date of mailing or date sent by courier.

Westland Capital Inc. Attention: Mr. Richard West P.O. Box 288 Carlisle, Ontario L0R 1H0

        “Westland” must give Optionor written notice of any change of address.

Any notices to be given to the Optionor are to be addressed to the sent via registered mail prepaid or prepaid courier, and shall be deemed delivered on the fifth business day following the date of mailing or date sent by courier.

Mr. Paul C. McLean P.O. Box 644 South River, Ontario P0A 1X0

The Optionor hereby agree and acknowledge that any notice delivered as provided for herein will be deemed to have been give to all of the optioning parties.

Any payment to be delivered to the Optionor must be divided into three equal parts, and each part of the payment made payable to each of the optioning parties, or made payable as each optioning party may notify "Westland" in writing, from time to time. All payments to be made pursuant to this Agreement are to be sent to the following via regular mail, registered mail prepaid, or prepaid courier, and shall be deemed delivered on the fifth business day following the date of mailing, or date sent by courier.

To:	Mr. Paul C. McLean P.O. Box 644 South River, Ontario P0A 1X0

14.	MONIES

All sums described herein are in Canadian Dollars.

15.	GOVERNING LAW

This Agreement will be governed by the laws of the Province of Ontario.

This Agreement shall ensure to the benefits of and be binding upon the parties, their successors and assigns.

Signed as at the date above written:

/s/ Richard West
Richard West
Westland Capital Inc.
By its authorized signatory

Acknowledged and Agreed this 30 of January, 2002

/s/ Paul C. McLean
    Paul C. McLean

/s/ Frank P. Tagliamonte
Frank P. Tagliamonte,
"In Trust"

Estate of Pierre G. Lacombe
by the Estate Trustees

/s/ Jeannine Malchelosse
      Jeannine Malchelosse

/s/ Martin Lacombe
      Martine Lacombe

303374.1